                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 SpectRx, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 SPECTRX, INC.
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 2000
                             ---------------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the 2000 annual meeting of stockholders of SpectRx, Inc., a Delaware corporation, will be held on Thursday, May 25, 2000 at 10:00 a.m., local time, at the Drury Inn located at 5655 Jimmy Carter Blvd., Room 111, Norcross, Georgia 30071, for the following purposes:

          1. To elect directors of SpectRx.

          2. To approve and adopt the amendment to SpectRx's 1995 Stock Plan increasing the number of shares available for grant by 500,000.

          3. To ratify the appointment of Arthur Andersen LLP as SpectRx's independent accountants for the 2000 fiscal year.

          4. To transact such other business as may properly come before the meeting or any adjournment of the annual meeting.

     These matters are more fully described in the proxy statement accompanying this notice.

     Only stockholders of record at the close of business on April 7, 2000 are entitled to notice of and to vote at the annual meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

                                           By Order of The Board of Directors

                                           Mark A. Samuels
                                           Chairman, Chief Executive Officer and
                                           Director

Norcross, Georgia
April 24, 2000

                                 SPECTRX, INC.
                             ---------------------

                                PROXY STATEMENT

                      2000 ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of SpectRx, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held Thursday, May 25, 2000 at 10:00 a.m., local time, or at any adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at the Drury Inn located at 5655 Jimmy Carter Blvd, Norcross, Georgia 30071. SpectRx's principal executive offices are located at 6025A Unity Drive, Norcross, Georgia 30071, and the telephone number at its principal office is
(770) 242-8723.

     This proxy statement is being mailed on or about April 28, 2000 to all stockholders entitled to vote at the annual meeting.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on April 7, 2000, which is referred to as the record date, are entitled to notice of and to vote at the annual meeting. SpectRx has two series of capital stock outstanding, one designated as common stock, par value $.001 per share and a redeemable, convertible preferred stock. The redeemable, convertible preferred stock is not entitled to vote. At the record date, 8,469,692 shares of SpectRx's common stock were issued and outstanding and held of record by 95 stockholders.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the secretary of SpectRx a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share held as of the record date. Stockholders will not be entitled to cumulate their votes in the election of directors, in which is presented as proposal one.

     The cost of soliciting proxies will be paid by SpectRx. In addition, SpectRx may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to those beneficial owners. Proxies may also be solicited by some of SpectRx's directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections with the assistance of SpectRx's transfer agent. The inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of shares which are entitled to vote and which are present or represented by proxy at the meeting. For this annual meeting, once a quorum is present, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required under Delaware law for approval of proposals presented to stockholders, except that the directors will be elected by a plurality of votes.

     The inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Abstentions, therefore, will have the same effect as a vote against the proposal. Proxies that are properly executed and returned will be voted at the annual meeting in accordance with the instructions on the proxy. Any properly executed proxy on which there are no instructions indicated about a specified proposal will be voted as follows:

        - FOR the election of the five persons named in this proxy statement as the board of directors' nominees for election to the board of directors;

        - FOR approval and adoption of the amendment to SpectRx's 1995 Stock Plan increasing the number of shares available for grant by 500,000; and

        - FOR the ratification of the appointment of Arthur Andersen LLP as independent auditors of SpectRx.

No business other than that set forth in this proxy statement is expected to come before the annual meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy will vote the shares they represent at their discretion.

     If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. SpectRx believes that the tabulation procedures to be followed by the inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT 2001 ANNUAL MEETING

     Proposals of stockholders of SpectRx which are intended to be presented by stockholders at SpectRx's 2001 annual meeting must be received by SpectRx at its principal executive offices no later than December 28, 2000 in order to be considered for inclusion in SpectRx's proxy statement and form of proxy relating to that meeting. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2001 annual meeting, if that stockholder fails to notify SpectRx in the manner just described by March 13, 2001, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to the proposal, if the proposal is considered at the 2001 annual meeting, even if stockholders have not been advised of the proposal in the proxy statement for the annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires SpectRx's directors and executive officers and persons who own more than 10% of a registered class of SpectRx's equity securities to file reports of ownership and reports of changes in the ownership with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish SpectRx with copies of all Section 16(a) forms they file. Based solely on its review of the copies of these forms received by it, SpectRx believes that, with respect to fiscal year 1999, its officers, directors and 10% stockholders were in compliance with all applicable filing requirements.

      SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the common stock as of March 31, 2000 by (i) each person who is known to SpectRx to beneficially own more than 5% of the outstanding shares of its common stock, (ii) each director, (iii) each officer named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Unless otherwise indicated, officers and directors can be reached at SpectRx's principal executive offices.

                                                                 SHARES      APPROXIMATE
                                                              BENEFICIALLY   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNED(1)      TOTAL(2)
------------------------------------                          ------------   -----------
Entities affiliated with Hillman Medical Ventures (3)
  (Charles G. Hadley)
  824 Market Street Suite 900
  Wilmington, DE 19801......................................   1,875,546        22.1%
Noro-Moseley Partners
  4200 Northside Parkway
  Building 9
  Atlanta, GA 30327.........................................     863,456        10.2
Abbott Laboratories
  100 Abbott Park Road
  Abbott Park, IL 60064.....................................     500,143         5.9
Keith D. Ignotz(4)..........................................     569,021         6.6
Mark A. Samuels(5)..........................................     523,363         6.0
Thomas H. Muller, Jr.(6)....................................     107,162         1.3
Richard L. Fowler(7)........................................      54,112           *
Robert G. Rothfritz(8)......................................      44,181           *
Mark Faupel(9)..............................................      44,145           *
Earl Lewis(10)..............................................       4,375           *
William Zachary(11).........................................      13,671           *
All directors and executive officers as a group (9
  persons)(12)..............................................   3,235,576        35.4

---------------

  *  Less than 1%
 (1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.
 (2) Applicable percentage ownership is based on 8,469,692 shares of common stock outstanding as of March 31, 2000 together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable, or exercisable within 60 days after March 31, 2000, are deemed outstanding for computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person.
 (3) Consists of 2,708 shares held by Mr. Hadley subject to stock options that are exercisable within 60 days of March 31, 2000, 82,637 shares held by Wilmington Interstate Corporation, 75,000 shares held by Hillman Medical Ventures 1997 L.P., 423,102 shares owned by Hillman Medical Ventures 1996 L.P., 101,860 shares owned by Hillman Medical Ventures 1995 L.P., 275,953 shares owned by Hillman Medical Ventures 1994 L.P., 714,286 shares owned by Hillman Medical Ventures 1993 L.P., 200,000 shares held by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A Dated 11/18/85 SpectRx The general partners of the Hillman Medical Ventures partnerships are Cashon Biomedical Associates L.P. of which Charles Hadley, a director of SpectRx, Hal S. Broderson and Ronald J. Brenner are the general partners, and Hillman/Dover Limited Partnership. The general partner of Hillman/Dover Limited Partnership is an indirect wholly-owned subsidiary of The Hillman Company, a firm engaged in diversified investments and operations.

     Wilmington Securities Corporation is an indirect wholly-owned subsidiary of The Hillman Company. The Hillman Company is controlled by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, trustees of the Henry L. Hillman Trust, which trustees may be deemed the beneficial owners of all the shares except those subject to options owned by the Hillman Medical Ventures partnerships.
 (4) Consists of 370,629 shares held by Mr. Ignotz, and 198,392 shares subject to stock options that are exercisable within 60 days of March 31, 2000.
 (5) Consists of 285,386 shares held by Mr. Samuels and 237,977 shares subject to stock options that are exercisable within 60 days of March 31, 2000.
 (6) Consists of 7,053 shares held by Mr. Muller and 100,109 shares subject to stock options that are exercisable within 60 days of March 31, 2000.
 (7) Consists of 9,476 shares held by Mr. Fowler and 44,636 shares subject to stock options that are exercisable within 60 days of March 31, 2000.
 (8) Consists of 438 shares held by Mr. Rothfritz and 43,743 shares subject to stock options that are exercisable within 60 days of March 31, 2000.
 (9) Consists of 44,145 shares held by Mr. Faupel subject to stock options that are exercisable within 60 days of March 31, 2000.
(10) Consists of 4,375 shares held by Mr. Lewis subject to stock options that are exercisable within 60 days of March 31, 2000.
(11) Consists of 10,963 shares held by Mr. Zachary and 2,708 shares subject to stock options that are exercisable within 60 days of March 31, 2000.
(12) Consists of 2,556,783 shares held by the directors and executive officers and 678,793 shares subject to stock options that are exercisable within 60 days of March 31, 2000.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     A board of five directors will be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below, all of whom are presently directors of SpectRx. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable to or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until that person's successor has been elected.

DIRECTORS

     The nominees for directors of SpectRx, who are all incumbent, are as follows:

                                                                                              DIRECTOR
NAME                                AGE                 POSITION WITH SPECTRX                  SINCE
----                                ---                 ---------------------                 --------
Mark A. Samuels...................  42    Chairman, Chief Executive Officer and Director        1992
Keith D. Ignotz...................  52    President, Chief Operating Officer and Director       1992
Charles G. Hadley.................  43    Director                                              1993
Earl R. Lewis.....................  56    Director                                              1998
William E. Zachary, Jr............  57    Director                                              1999

     Mark A. Samuels has served as a member of SpectRx's board of directors and Chief Executive Officer since co-founding SpectRx in 1992. Prior to that time, Mr. Samuels was a founder of Laser Atlanta Optics, Inc., an optical sensor company, where he held the position of President and Chief Executive Officer until 1992, and was a director until October 1996. While at Laser Atlanta Optics, Mr. Samuels focused on the development of commercial and medical applications of electro-optics. Mr. Samuels earned a B.S. in Physics and a M.S. in Electrical Engineering from Georgia Institute of Technology.

     Keith D. Ignotz has served as a member of SpectRx's board of directors and Chief Operating Officer since co-founding SpectRx in 1992. Formerly, Mr. Ignotz was President of Humphrey Instruments SmithKline Beckman (Japan), President of Humphrey Instruments GmbH (Germany), and Senior Vice President of Allergan Humphrey Inc., a $100 million per year medical company. Mr. Ignotz is a member of the board of directors of Vismed, Inc., an ophthalmic diagnostic products company, doing business as Dicon, and Pennsylvania College of Optometry. Mr. Ignotz earned a B.A. in Sociology and Political Science from San Jose State University and a M.B.A. from Pepperdine University.

     Charles G. Hadley has served as a member of SpectRx's board of directors since 1993. Since 1988, Mr. Hadley has been general partner of Cashon Biomedical Associates, L.P., which is the managing general partner of the Hillman Medical Ventures partnerships. These venture firms focus on early stage medical technology. Mr. Hadley earned a B.A. from George Washington University and a J.D. and M.B.A. from Stanford University.

     Earl R. Lewis has served as a member of SpectRx's board of directors since July 1998. Mr. Lewis is president and Chief Executive Officer of Thermo Instrument Systems, Inc. Mr. Lewis has served in various capacities with Thermo Instrument Systems since 1986 and was subsequently named President in 1997 and Chief Executive Officer in 1998. Thermo Instrument Systems develops, manufactures and markets analytical instruments used to identify complex compounds as well as instruments used to image, inspect and measure various industrial processes and life sciences phenomena. Mr. Lewis is Chairman of Thermo BioAnalysis Corporation, Thermo Vision Corporation, Thermo Optek Corporation, ThermoQuest Corporation and ONIX Systems, Inc. He is a director of Thermo Instrument Systems, Metrika Systems Corporation and ThermoSpectra Corporation.

     William E. Zachary, Jr. has served as a member of SpectRx's board of directors since April 1999. Since 1971, Mr. Zachary has been a partner with the law firm of Zachary & Segraves, P.A. of Decatur, Georgia, of which he is a founding partner. He also serves on the Investigative Panel of the State Bar of Georgia Disciplinary Board. Mr. Zachary is a founder and has been the Chairman of the Board of Bank Atlanta since 1986. Mr. Zachary is a qualified arbitrator for the New York and American Stock Exchanges and the National Association of Securities Dealers.

VOTE REQUIRED

     The five nominees receiving the highest number of affirmative votes of the votes cast will be elected as directors.

RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

BOARD MEETINGS AND COMMITTEES

     The board of directors of SpectRx held five meetings during the fiscal year ended December 31, 1999. No director attended fewer than 75% of the meetings of the board of directors and the committees on which he served during the fiscal year ended December 31, 1999. The board of directors has an audit committee and a compensation committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. From time to time, the board has created various ad hoc committees for special purposes. No such committee is currently functioning.

     The audit committee consists of directors Hadley, Lewis and Zachary. The audit committee is responsible for reviewing the results and scope of the audit and other services provided by SpectRx's independent auditors. The audit committee held two meetings during the last fiscal year.

     The compensation committee consists of directors Hadley and Lewis. The compensation committee reviews and makes recommendations to the board concerning salaries and incentive compensation for employees of SpectRx and administers SpectRx's equity incentive plans. The compensation committee held four meetings during the last fiscal year.

DIRECTOR COMPENSATION

     Nonemployee directors receive payments of $3,000 per quarter, $1,000 per meeting attended in person or $500 if attended by telephone, and $500 per committee meeting attended in person or $250 if attended by telephone, up to a maximum of $20,000 per year. All directors are reimbursed for expenses actually incurred in attending meetings of the board of directors and its committees. Nonemployee directors may be granted options to purchase common stock under SpectRx's 1995 Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee makes recommendations concerning salaries, incentives and other forms of compensation for directors, officers and other employees of SpectRx, subject to ratification by the full board of directors. The compensation committee also administers SpectRx's various stock plans. Presently, Charles G. Hadley and Earl R. Lewis comprise the compensation committee. No member of the compensation committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     Summary Compensation Table. The following table sets forth specified compensation paid by SpectRx during each of the fiscal years ended December 31, 1997, 1998 and 1999 to the Chief Executive Officer and the five other most highly compensated executive officers of SpectRx.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                           COMPENSATION
                                                                           ------------
                                                                            SECURITIES
                                                   ANNUAL COMPENSATION      UNDERLYING
                                         FISCAL   ----------------------     OPTIONS/        ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR    SALARY ($)   BONUS ($)     SARS (#)     COMPENSATION ($)
---------------------------              ------   ----------   ---------   ------------   ----------------
Mark A. Samuels........................   1999     $200,000     $50,000           --           $3,082(2)
  Chairman and Chief                      1998      200,641      30,000           --            3,073(2)
  Executive Officer                       1997      161,539          --      120,000              465(2)
Keith D. Ignotz........................   1999     $175,000     $43,750           --           $2,880(2)
  President and Chief                     1998      175,641      26,200           --            2,880(2)
  Operating Officer                       1997      155,769          --       95,000            2,640(2)
Thomas H. Muller, Jr...................   1999     $151,500     $39,500       26,000           $1,814(2)
  Executive Vice President,               1998      140,827      19,500           --            1,471(2)
  Chief Financial Officer                 1997      130,000          --       70,000               --
  and Secretary
Mark L. Faupel.........................   1999     $132,769     $26,800       55,000               --
  Vice President, Research                1998      102,308(1)   28,700       55,000               --
  & Development                           1997           --          --           --               --
Richard L. Fowler......................   1999     $111,200     $10,296        9,000               --
  Vice President,                         1998      108,000      16,200           --               --
  Engineering                             1997       98,000          --       30,000               --
Robert G. Rothfritz....................   1999     $111,200     $18,304        9,000               --
  Vice President, Operations              1998      108,000      16,200           --               --
                                          1997       98,000          --       35,000               --

---------------

(1) Dr. Faupel was paid $22,825 by SpectRx in 1998 as an independent consultant prior to his employment.
(2) Consists of insurance premiums for a term life policy, the proceeds of which are payable to the officer's named beneficiary.

STOCK OPTION INFORMATION

     Option/SAR Grants in Last Fiscal Year. The following table sets forth specified information concerning stock options granted during the fiscal year ended December 31, 1999 to the named executive officers. Options are granted under SpectRx's 1995 Stock Plan. Under the stock plan, the options were granted with an exercise price equal to the fair market value on the date of grant. The options granted in 1999 generally vest over 4 years and expire in 2009. In accordance with the rules of the Securities and Exchange Commission, the following table also sets forth the potential realizable value over the term of the options, which is the period from the grant date to the expiration date based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent SpectRx's estimate of future stock prices. Actual realizable values, if any, of stock options will depend on the future performance of the common stock.

                        OPTION/SAR GRANTS IN FISCAL 1999

                                                 INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                           --------------------------------------------------------------      VALUE AT ASSUMED
                            NUMBER OF                                                        ANNUAL RATES OF STOCK
                            SECURITIES      % OF TOTAL                                      PRICE APPRECIATION FOR
                            UNDERLYING     OPTIONS/SARS       EXERCISE OR                       OPTION TERM(3)
                           OPTIONS/SARS     GRANTED IN         BASE PRICE      EXPIRATION   -----------------------
                           GRANTED (#)    FISCAL YEAR(1)       ($/SH)(2)          DATE        5% ($)      10% ($)
                           ------------   --------------    ----------------   ----------   ----------   ----------
Mark A. Samuels..........         --             --                 --                --           --           --
Keith D. Ignotz..........         --             --                 --                --           --           --
Thomas H. Muller, Jr.....     26,000           12.7%             7.625           6/24/09     $521,178     $712,459
Mark L. Faupel...........     10,000            4.9               6.25            1/7/09      164,306      224,609
                              24,000           11.7              7.625           6/14/09      481,088      657,655
                              10,000            4.9               9.00           10/6/09      236,601      323,437
Richard L. Fowler........      9,000            4.4              7.625           6/14/09      180,408      246,621
Robert G. Rothfritz......      9,000            4.4              7.625           6/14/09      180,408      246,621

---------------

(1) Based on an aggregate of options granted by SpectRx in the fiscal year ended December 31, 1999 to employees of SpectRx, including the named executive officers.
(2) The exercise price per share of each option was equal to the last reported sale price of the common stock on the date of grant.
(3) The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated assuming that the fair market value of SpectRx's common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

     Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values. In the year ended December 31, 1999, no options were exercised by the named executive officers. The following table set forth, for each of the named executive officers, the fiscal year end number and value of exercisable and unexercisable options:

                      AGGREGATED OPTION EXERCISES IN 1999
                        AND 1999 YEAR-END OPTION VALUES

                                                              NUMBER OF SHARES
                                                           UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                              OPTIONS/SARS AT           IN-THE-MONEY OPTIONS/SARS
                             SHARES                             12/31/99 (#)                AT 12/31/99 ($)(1)
                           ACQUIRED ON      VALUE       ----------------------------   ----------------------------
NAME                        EXERCISE     REALIZED ($)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                       -----------   ------------   -----------    -------------   -----------    -------------
Mark A. Samuels..........      --            --           213,572         74,287       $2,018,372       $426,837
Keith D. Ignotz..........      --            --           179,197         58,662        1,717,066        336,244
Thomas H. Muller, Jr.....      --            --            83,786         72,929          601,393        397,469
Mark L. Faupel...........      --            --            33,832         65,168          184,535        331,202
Richard L. Fowler........      --            --            38,714         26,715          308,277        126,689
Robert G. Rothfritz......      --            --            36,928         28,501          288,206        146,760

---------------

(1) Based on a value of $11.938 per share, which was the last reported sale price of the common stock on December 31, 1999.

CHANGE OF CONTROL ARRANGEMENTS

     SpectRx has compensatory arrangements with its executive officers that will result from a change of control of SpectRx, as defined below. Under the stock option agreements with each of SpectRx's executive officers named in the summary compensation table, upon a change of control all options held by the officer will vest immediately. The committee that administers the stock option plan may provide by giving at least 30 days prior written notice that all options will terminate if not exercised in connection with or before the change of control or, if provision is made for assumption of the options, permit the optionee to elect to accept the assumed options. Additionally, after a change of control, if the optionee's employment is terminated due to a reduction of responsibility, required relocation or other similar action, the executive officer will be entitled to receive three month's or twelve month's severance as specified in the agreement for each executive officer, which may be paid either as a lump sum or as a salary continuation, at SpectRx's option. Generally, a change of control occurs upon an acquisition by any person or group in excess of 50% of the voting securities of SpectRx, a replacement of more than one-half of the members of the board of directors that is not approved by a majority of the members who were on the board prior to the transaction, the merger of SpectRx with or into another entity unless the holders of SpectRx's securities prior to the transaction continue to hold a majority of SpectRx's securities after the transaction, or the consolidation or sale of all or substantially all of SpectRx's assets.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following report is provided to stockholders by the members of the compensation committee of the board of directors.

     The compensation committee is responsible for making recommendations to the board of directors concerning salaries and incentive compensation for employees of and consultants to SpectRx. The compensation committee also has the authority and power to grant stock options to SpectRx's employees and consultants.

     The goal of SpectRx's compensation policies is to align executive compensation with business objectives, corporate performance, and to attract and retain executives who contribute to the long-term success and value of SpectRx. SpectRx operates under the following principles to achieve its compensation goals:

     - SpectRx pays competitively for experienced, highly-skilled executives:

      SpectRx operates in the competitive and rapidly changing medical device industry. Executive base compensation is targeted to the salary range paid to comparable executives in companies of similar size, location, and with comparable responsibilities. The individual executive's salary is reviewed annually based on individual performance, corporate performance, and the relative compensation of the individual when compared to the salary ranges of executives in other companies with similar responsibilities.

     - SpectRx rewards executives for superior performance:

      The committee believes that a substantial portion of each executive's compensation should be in the form of bonuses. Executive bonuses are based on a combination of individual performance and the attainment of corporate goals. Individual performance goals are based on specific objectives that must be met in order for SpectRx to achieve its corporate goals. In order to attract and retain executives who are qualified to excel in the medical device industry, performance in excess of the corporate goals results in higher bonuses.

     - SpectRx strives to align long-term stockholder and executive interests:

      In order to align the long-term interests of executives with those of stockholders, SpectRx grants certain key employees, and particularly executives, options to purchase stock. Options are granted at the closing price of one share of SpectRx's common stock on the day of the date of grant and will provide value only when the price of the common stock increases above the exercise price. Options are subject to vesting provisions designed to encourage executives to remain employed by SpectRx. Additional options are granted from time to time based on individual performance and the prior level of grants.

COMPENSATION OF MARK SAMUELS, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     During 1999, the compensation of Mr. Samuels was determined by applying the same criteria discussed at the beginning of this report used to determine compensation and bonuses for all executive officers. Mr. Samuel's compensation for 1999 is set forth in the Summary Compensation Table appearing on page 7.

SUMMARY

     The compensation committee believes that SpectRx's compensation policy as practiced to date by the compensation committee and the board has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. SpectRx's compensation policy will evolve over time as SpectRx attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through technological leadership and development and expansion of the market for SpectRx's products.

                                          Respectfully submitted,

                                          CHARLES G. HADLEY

                                          EARL R. LEWIS

     The above Compensation Committee Report will not be deemed to be "soliciting material" or to be "filed" with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                               PERFORMANCE GRAPH

     The graph below shows a comparison of total stockholder return for holders of SpectRx's common stock from July 1, 1997, the date of SpectRx's initial public offering, through December 31, 1999 compared with the Nasdaq Stock Market and the Hambrecht & Quist Healthcare Index. This graph is presented pursuant to SEC rules and assumes all dividends have been reinvested in SpectRx's common stock. SpectRx believes that while total stockholder return can be an important indicator of corporate performance, the stock prices of medical device stocks like SpectRx are subject to a number of market-related factors other than SpectRx performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy, and the performance of other medical device stocks.

                    SpectRX             NASDAQ              H&Q
7/1/97              100.00              100.00              100.00
Jul-97              100.00              110.83              105.24
Aug-97               94.64              110.67              100.59
Sep-97              107.14              117.23              105.47
Oct-97              116.07              111.12              100.36
Nov-97              108.93              111.71              101.53
Dec-97               96.43              109.78              103.82
Jan-98              114.29              113.26              104.06
Feb-98              119.64              123.91              113.01
Mar-98              123.21              128.48              118.31
Apr-98              123.21              130.65              120.87
May-98              100.00              123.39              116.01
Jun-98               98.21              132.01              118.78
Jul-98               86.29              130.47              117.76
Aug-98               67.86              104.68               97.66
Sep-98               64.29              119.21              108.27
Oct-98               50.00              124.36              114.58
Nov-98               96.43              136.94              120.71
Dec-98               86.16              154.70              131.89
Jan-99               99.11              177.20              130.14
Feb-99               73.21              161.31              125.44
Mar-99               91.07              173.05              130.60
Apr-99               94.64              177.91              128.60
May-99              107.14              173.81              130.84
Jun-99              110.71              189.33              135.08
Jul-99              125.00              186.58              136.80
Aug-99              116.07              193.97              138.86
Sep-99              141.07              193.65              125.78
Oct-99              133.93              207.73              125.33
Nov-99              167.86              229.89              133.67
Dec-99              170.54              279.48              146.84

     The information contained in the Stock Performance Graph will not be deemed to be "soliciting material" or to be "filed" with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

                              CERTAIN TRANSACTIONS

     On October 31, 1996, SpectRx loaned Mark A. Samuels, Chairman, Chief Executive Officer and a director of SpectRx, $200,000. The loan, which was made pursuant to a promissory note secured by common stock of SpectRx and other securities, bears interest at the rate of 6.72% per year and becomes due and payable on the earlier of October 31, 2001 or 120 days after the date when he ceases to be an employee of SpectRx. The outstanding balance, including interest, as of March 31, 2000 was $245,920. Mark A. Samuels' largest aggregate amount of indebtedness outstanding to SpectRx in 1999 was approximately $242,560.

     On October 31, 1996, SpectRx loaned Keith D. Ignotz, President, Chief Operating Officer and a director of SpectRx, $200,000. The loan, which was made pursuant to a promissory note secured by common stock of SpectRx and other securities, bears interest at the rate of 6.72% per year and becomes due and payable on the earlier of October 31, 2001 or 120 days after the date when he ceases to be an employee of SpectRx. The outstanding balance, including interest, as of March 31, 2000 was $245,920. Keith D. Ignotz's largest aggregate amount of indebtedness outstanding to SpectRx in 1999 was approximately $242,560.

     On June 30, 1994, SpectRx loaned Mark A. Samuels, Chairman, Chief Executive Officer and a director of SpectRx, about $28,000 in connection with his purchase of common stock of SpectRx. The loan was made pursuant to a promissory note secured by the underlying stock, bears interest at the rate of 6% per year and becomes due and payable on December 31, 2001. The outstanding balance, including interest, as of March 31, 2000 was approximately $18,162.

     On June 30, 1994, SpectRx loaned Keith D. Ignotz, President, Chief Operating Officer and a director of SpectRx, about $21,000 in connection with his purchase of common stock of SpectRx. The loan was made pursuant to a promissory note secured by the underlying stock, bears interest at the rate of 6% per year and becomes due and payable on December 31, 2001. The outstanding balance, including interest, as of March 31, 2000 was approximately $28,065.

                                 PROPOSAL NO. 2

                          APPROVAL OF AMENDMENT TO THE
                                1995 STOCK PLAN

     SpectRx stockholders are being asked to approve an amendment to the SpectRx, Inc. 1995 Stock Plan to increase the number of shares available under the plan by 500,000 shares. The board believes that adding these shares to the plan is in the best interest of SpectRx because the additional shares are needed to attract and retain key personnel whose efforts are critical to SpectRx's success.

     A summary description of the plan is set forth below. The full text of the amendment is attached to this proxy statement as Appendix 1.

SUMMARY OF THE 1995 STOCK PLAN

     General. The board of directors adopted the stock plan on April 28, 1995, and the stockholders initially approved the plan on February 9, 1996. The purpose of the plan is to attract and retain the best available personnel for positions of substantial responsibility with SpectRx, to provide additional incentive to the employees and consultants of SpectRx and to promote the success of SpectRx's business.

     Number of Shares Available Under the Stock Plan. As of December 31, 1999, a total of 1,428,572 shares of common stock were authorized for issuance under the stock plan, of which 1,107,009 options and stock purchase rights to acquire shares were issued and outstanding as of that date. On February 25, 2000, the board approved amendment of the plan, subject to stockholders' approval, to increase the number of shares available under the plan by 500,000. The stockholders are being asked to approve this increase.

     Administration. The stock plan may generally be administered by the board or a committee of the board, which has the power to determine the terms of the options or stock purchase rights granted, including the number of shares issuable upon exercise of each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

     Eligibility. Nonstatutory stock options and stock purchase rights may be granted to employees and consultants of SpectRx and its subsidiaries, and incentive stock options may be granted only to employees. For purposes of the plan, employees include officers and directors who are also employed by SpectRx, and consultants include directors. There are about 40 participants in the stock plan.

     Options. The exercise price of nonstatutory stock options granted under the plan may not be less than 85% of the fair market value of the common stock on the date of grant, and the term of these options may not exceed 10 years. The exercise price of incentive stock options granted under the plan must be at least equal to 100% of the fair market value of the common stock on the date of grant, and the term of these options may not exceed ten years. With respect to any optionee who owns stock constituting more than 10% of the voting power of all classes of SpectRx's outstanding capital stock, the exercise price must equal at least 110% of the fair market value of the common stock on the grant date, and the term of these options may not exceed five years.

     No optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. Notwithstanding this limit, however, in connection with his or her initial service, an optionee may be granted an option to purchase up to an additional 500,000 shares, which will not count against the yearly limit set forth in the previous sentence.

     An optionee generally must exercise an option granted under the stock plan at the time set forth in the optionee's option agreement after termination of the optionee's status as an employee or consultant. Generally, in the case of the optionee's termination by death or disability, the option will remain exercisable for twelve months.

     In all other cases, the option will remain exercisable for a period of time of at least 30 days. However, an option may never be exercised later than the expiration of the option's term.

     Stock Purchase Rights. The board of directors or its committee, as administrator of the plan, determines the exercise price of stock purchase rights granted under the stock plan and the time by which the purchaser must accept the offer, which time may not exceed 30 days from the date of grant. Unless the administrator determines otherwise, a purchaser will be required to enter into a restricted stock purchase agreement which grants to SpectRx a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with SpectRx for any reason, including death or disability. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to SpectRx. The repurchase option will lapse at a rate determined by the administrator.

     Transferability. Except as otherwise determined by the administrator, an optionee generally may not transfer options and stock purchase rights granted under the plan, and only the optionee may exercise an option and stock purchase right during his or her lifetime.

     Adjustments Upon Changes in Capitalization. In the event that the stock of SpectRx changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of SpectRx effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the plan, and the exercise price of any such outstanding option or stock purchase right.

     In connection with a merger of SpectRx with or into another corporation, each outstanding option or stock purchase right may be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee will have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In this event, the administrator will notify the optionee that the option or stock purchase right is fully exercisable for 15 days from the date of the notice and that the option or stock purchase right terminates upon expiration of this period.

     Amendment and Termination of the Stock Plan. The board may at any time amend or terminate the stock plan. However, SpectRx will obtain stockholder approval for any amendment to the plan to the extent necessary and desirable to comply with applicable law. No such action by the board or stockholders may alter or impair any option or stock purchaser right previously granted under the plan without the consent of the optionee. Unless terminated earlier, the stock plan will terminate in 2005.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the federal income tax consequences of specified transactions under the stock plan based on federal income tax laws in effect on January 1, 2000. This summary is not intended to be complete and does not describe state or local tax consequences.

TAX CONSEQUENCES TO PARTICIPANTS

     Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. If shares of common stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of those shares is made by the optionee within two years after the date of grant or within one year after the transfer of those shares to the optionee, then upon sale of the shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

     If shares acquired upon the exercise of an incentive stock option are disposed of before the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of those shares at the time of exercise (or, if less, the amount realized on the disposition of those shares if a sale or exchange) over the option price paid for the shares. Any further gain or loss realized by the participant generally will be taxed as a long-term or short-term capital gain or loss, depending on the holding period.

     Nonstatutory Stock Options. In general: (i) no income will be recognized by an optionee at the time a nonstatutory stock option is granted; (ii) at the time of exercise of a nonstatutory stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonstatutory stock option, appreciation or depreciation in value of the shares after the date of exercise will be treated as a long-term or short-term capital gain or loss, depending on the holding period.

     Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, to the extent a purchaser enters into a restricted stock purchase agreement, the shares acquired upon purchase generally will be treated as restricted stock subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Internal Revenue Code. As a result of substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the shares are no longer subject to a substantial risk of forfeiture, which will occur when SpectRx's right of repurchase lapses. The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the shares on the date the shares are no longer subject to any right of repurchase.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing within thirty days of the purchase an election pursuant to Section 83(b) of the Internal Revenue Code. In this event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the shares on the date of purchase, and the capital gain holding period commences on this date.

TAX CONSEQUENCES TO SPECTRX

     To the extent that an optionee or purchaser recognizes ordinary income in the circumstances described above, SpectRx or the subsidiary for which the optionee or purchaser performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

VOTE REQUIRED

     The affirmative vote of the majority of the votes cast will be required to approve the amendment to the 1995 Stock Plan to increase the number of shares available for grant.

RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1995 STOCK PLAN.

                                 PROPOSAL NO. 3

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The board of directors has selected Arthur Andersen LLP, independent accountants, to audit the financial statements of SpectRx for the 2000 fiscal year ending December 31, 2000 and recommends that the stockholders ratify this selection. This firm has audited SpectRx's financial statements since SpectRx's inception. In the event of a negative vote, the board of directors will reconsider its selection. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

VOTE REQUIRED

     The affirmative vote of the majority of the votes cast will be required to ratify the appointment of Arthur Andersen LLP as SpectRx's independent auditors for the 2000 fiscal year ending December 31, 2000.

RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS SPECTRX'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

                                 OTHER MATTERS

     SpectRx knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the board may recommend or as the proxy holders, acting in their sole discretion, may determine.

     SPECTRX WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF SPECTRX'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO STOCKHOLDER RELATIONS, SPECTRX, INC., 6025A UNITY DRIVE, NORCROSS, GEORGIA 30071.

                                          THE BOARD OF DIRECTORS

Dated: April 24, 2000

                                                                      APPENDIX 1

                         AMENDMENT TO THE SPECTRX, INC.

                                1995 STOCK PLAN

     WHEREAS, the SpectRx, Inc. 1995 Stock Plan was approved by the stockholders of SpectRx, Inc. on February 9, 1996;

     WHEREAS, the board of directors of SpectRx finds that it is in the best interest of SpectRx and its stockholders to amend the plan to increase the number of shares available by 500,000; and

     WHEREAS, the board has approved the amendment in accordance with the provisions of section 15 of the plan, subject to approval by the stockholders of SpectRx at the 2000 annual meeting of stockholders;

     NOW THEREFORE, the plan is hereby amended, effective as of May 25, 2000 upon approval of the stockholders of SpectRx, as follows:

     1. The first paragraph of section 3 of the plan is amended to read as follows:

        "3. STOCK SUBJECT TO THE PLAN. SUBJECT TO THE PROVISIONS OF SECTION 13 OF THE PLAN, THE MAXIMUM AGGREGATE NUMBER OF SHARES WHICH MAY BE SUBJECT TO OPTION AND SOLD UNDER THE PLAN IS 1,928,572 SHARES. THE SHARES MAY BE AUTHORIZED BUT UNISSUED, OR REACQUIRED COMMON STOCK."

     2. Except as amended by amendment, the plan shall remain in full force and effect.

        EXECUTED IN                , GEORGIA AS OF           , 2000

                                          SPECTRX, INC.

                                          By:
                                          --------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 SPECTRX, INC.
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 25, 2000

    The undersigned stockholder of SPECTRX, INC., a Delaware corporation, acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 28, 2000 and hereby appoints Mark A. Samuels and Thomas H. Muller, Jr. and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 annual meeting to be held on May 25, 2000 at 10:00 a.m. local time, at the Drury Inn located at 5655 Jimmy Carter Blvd., Norcross, Georgia 30071, and at any adjournment or adjournments of the annual meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS:

    [ ]   FOR all nominees listed below (except as indicated)    [ ]   WITHHOLD
    IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE
      LIST BELOW:
                   Mark A. Samuels, Keith D. Ignotz, Charles G. Hadley, Earl R. Lewis, William E. Zachary, Jr.

2. PROPOSAL TO APPROVE AND ADOPT THE AMENDMENT TO THE SPECTRX, INC. 1995 STOCK PLAN INCREASING THE NUMBER OF SHARES AVAILABLE FOR GRANT BY 500,000

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT ACCOUNTANTS OF SPECTRX FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000:

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

In their discretion, the proxies will vote upon any other matter or matters which may properly come before the annual meeting or any adjournment or
adjournments of the annual meeting.                    (Continued on other side)

(Continued from other side)

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE 1995 STOCK PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS, AND AS THE DESIGNATED PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                                                  Dated:                  , 2000
                                                     ----------------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature

                                                  (This proxy should be marked,
                                                  dated and signed by the
                                                  stockholder(s) exactly as his
                                                  or her name appears on this
                                                  proxy, and returned promptly
                                                  in the enclosed envelope.
                                                  Persons signing in a fiduciary
                                                  capacity should so indicate.
                                                  If shares are held by joint
                                                  tenants or as community
                                                  property, both should sign.)